               [LETTERHEAD OF GOLDMAN, SACHS & CO. APPEARS HERE]

                                                                         Goldman
                                                                         Sachs

PERSONAL AND CONFIDENTIAL
-------------------------


June 24, 1999


The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, OH 45202

Attention:  Mr. John Zuske
            Director, Acquisitions & Divestitures Coordination

Ladies and Gentlemen:

In connection with your consideration of a possible transaction with Recovery Engineering, Inc. (the "Company"), you have requested information concerning the Company. As a condition to your being furnished such information, you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise) which is furnished to you by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth. The term "Evaluation Material" does not include information which (i) is already in your possession, provided that such information is not known by you to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, or (ii) becomes generally available to the public other than as a result of a disclosure by you or your directors, officers, employees, agents or advisors, or
(iii) becomes available to you on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by you to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party.

You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and you, and that such information will be kept confidential by you and your advisors; provided, however, that (i) any of such information may be disclosed to your directors, officers and employees and representatives of your advisors who need to know such information for the purpose of evaluating any such possible transaction between the Company and you (it being understood that such directors, officers, employees and representatives shall be informed by you of the confidential nature of such information and shall be directed by you to treat such information confidentially), and (ii) any disclosure of such information may be made to which the Company consents in writing.

You agree that, if you are requested or required by judicial or administrative process or by other requirements of law to disclose all or any part of the Evaluation Material to any other person, you will give us sufficient advance notice to enable us to attempt to obtain appropriate protective orders, and

The Procter & Gamble Company
June 24, 1999
Page Two

will cooperate with us in any efforts by us to obtain such protective order or other appropriate remedy. If such protective order or other remedy is not obtained and you are nevertheless, in the opinion of your counsel, compelled to disclose any Evaluation Material, you agree to exercise your best efforts to have confidential treatment accorded to any such information that you are required to disclose.

You hereby acknowledge that you are aware, and that you will advise such directors, officers, employees and representatives who are informed as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

In addition, without the prior written consent of the Company, you will not, and will direct such directors, officers, employees and representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between the Company and you or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

You agree that, for a period of three years from the date of this letter you will not, directly or indirectly, solicit to employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who is now employed by the Company. The term "solicit to employ" includes any communications (written, telephonic or oral) from or initiated by you or your representatives or any search or other recruitment entity or person employed by you, to any employee of the Company, but does not include advertising to fill one or more positions in any newspaper of general circulation or industry publication on a basis consistent with your past practice.

You agree that all communications regarding any possible transaction, requests for additional information, requests for facility tours or management interviews, or questions regarding procedure shall be submitted or directed to Goldman Sachs and that you will not initiate or maintain contact with any director, officer or employee of the Company with respect to any possible transaction or regarding the business, operations, prospects or finances of the Company, unless the Company shall have otherwise agreed in writing.

You acknowledge that money damages would not be a sufficient remedy for any breach of the provisions of this letter and agree that in addition to all other legal or equitable remedies, the Company shall be entitled to equitable relief, including injunction, in the event of any breach of the provisions of this letter. You agree that you shall not oppose the granting of such relief and shall waive any requirement for the securing or posting of any bond in connection with such remedy.

The Procter & Gamble Company
June 24, 1999
Page Three

Although the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor any of its representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its representatives or advisors shall have any liability to you or any of your representatives or advisors resulting from the use of the Evaluation Material.

In the event that you do not proceed with the transaction which is the subject of this letter within a reasonable time, or upon the written request of the Company, you shall promptly redeliver to the Company (and such redelivery shall be certified in writing to the Company by an authorized officer supervising such redelivery) all written Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material (whether prepared by the Company, its advisors or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes and other writings whatsoever prepared by you or your advisors based on the information in the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction.

You agree that unless and until a definitive agreement between the Company and you with respect to any transaction referred to in the first paragraph of this letter has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by any of its directors, officers, employees, agents or any other representatives or its advisors or representatives thereof except, in the case of this letter, for the matters specifically agreed to herein. The agreement set forth in this paragraph may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving such agreement.

No failure or delay by the Company in exercising or enforcing any right or undertaking under this letter shall constitute a waiver of or otherwise prejudice any such rights or undertakings of the Company.

The provisions of this letter will expire three years from the date of this letter.

The Procter & Gamble Company
June 24, 1999
Page Four


This letter shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,


RECOVERY ENGINEERING, INC.

      /s/ Goldman, Sachs & Co.

By_____________________________________
     Goldman, Sachs & Co.
     on behalf of Recovery Engineering, Inc.


Confirmed and Agreed to:


THE PROCTER & GAMBLE COMPANY


By:  /s/ John R. Zuske
     --------------------------------
Date: 6-24-99
     --------------------------------

                  [LETTERHEAD OF GOLDMAN SACHS APPEARS HERE]


                                                                         Goldman
                                                                         Sachs

PERSONAL & CONFIDENTIAL
-----------------------

July 27, 1999

The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, OH 45202

Attention: Mr. John Zuske
           Director, Acquisitions & Divestitures Coordination

Ladies and Gentlemen:

This Agreement supplements our Confidentiality Agreement dated June 24, 1999 (the "Confidentiality Agreement").

1.   Evaluation Material
     -------------------

     The parties acknowledge that Evaluation Material as defined in the Confidentiality Agreement includes, without limitation, the following information regarding or pertaining to a party: technical information and data of all types, patents, trade secrets, manufacturing processes, information regarding operations, costs and pricing, business plans and prospects, budgets, information regarding research and development and other information concerning the present or future business, products or competitive position of the disclosing party. All of such Evaluation Material shall be treated as provided in the Confidentiality Agreement.

2.   Prohibition on Use
     ------------------

     The parties agree that no Evaluation Material disclosed to a party will be used in any present or future business activity of the receiving party, including without limitation, to develop new products, technologies or manufacturing processes or techniques. Such limitations do not limit in any way receiving party's, or its affiliates' ability to independently develop new products, technologies or manufacturing processes or techniques without the use of Evaluation Materials.

3.   Supplemental Obligations Regarding Return of Evaluation Material
     ----------------------------------------------------------------

     Following return or destruction of all Evaluation Material in tangible form as contemplated by the Confidentiality Agreement, the parties will have a continuing obligation to comply with the confidentiality and non-use provisions as set forth in the Confidentiality Agreement.

The Procter & Gamble Company
July 27, 1999
Page Two



4. Remedies: Indemnification
   -------------------------

   In addition to the remedies provided in the Confidentiality Agreement, the parties agree that they will be entitled to seek equitable relief, including injunctions and specific performance, for any breach or threatened or prospective breach of the provisions of the Confidentiality Agreement or this Agreement.

5. Continued Effect of Confidentiality Agreement
   ---------------------------------------------

   Except as expressly modified or supplemented by this Agreement, the Confidentiality Agreement which you have previously executed will remain in full force and effect in accordance with its terms.

In order to record your agreement with the foregoing, please sign and return a copy of this Agreement.

THE PROCTER & GAMBLE COMPANY

By /s/ John R. Zuske
  ----------------------------


RECOVERY ENGINEERING, INC.

By /s/ Goldman, Sachs & Co.
  ----------------------------
       Goldman, Sachs & Co.
       on behalf of Recovery Engineering, Inc.


Acknowledged and Accepted
Agreed to this __ day of ____, 1999